Exhibit 99.1

francesca’s® Reports Second Quarter Fiscal Year 2016 Financial Results

•	Company raises full year sales and diluted earnings per share outlook
•	Net sales increased 9% to $115.3 million and comparable sales were flat compared to the same prior year period
•	Diluted earnings per share was $0.27 compared to $0.22 in the same period last year
•	Net sales and diluted earnings per share for the second quarter exceeded guidance

HOUSTON, TEXAS — September 7, 2016 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the second quarter ended July 30, 2016.

Richard Kunes, Interim Chairman, President, and CEO stated, “We are very pleased to have exceeded our sales and earnings expectations for the second quarter. Our compelling merchandise assortment and personalized guest experience resonated well with our customers despite the tough retail landscape and significant traffic decline we experienced early in the quarter. As we enter the third quarter, we are pleased with initial results as we successfully executed our targeted back-to-school programs. Looking ahead, we are encouraged by our trend-right merchandise assortment, ecommerce growth and favorable inventory position. Our in-boutique team is providing an exceptional guest experience and we are focused on expense management. With all of our strategic initiatives beginning to align, we believe we are on the path to deliver long-term, sustainable growth and profitability. With higher than expected second quarter sales and profitability as well as a favorable outlook for third quarter, we are increasing our full year diluted earnings per share guidance to $0.96 to $1.03.”

SECOND QUARTER RESULTS

Net sales increased 9% to $115.3 million from $106.0 million in the comparable prior year period. This increase was due to the addition of 44 net new boutiques since the prior year period, and a 37% increase in ecommerce sales to $4.8 million driven by increased website traffic and conversion rate. Our total comparable sales were flat compared to the same period last year as the increase in transactions offset the decrease in average transaction value. We opened 19 new boutiques and closed four underperforming boutiques during the quarter bringing our total boutique count to 652 at the end of the quarter.

Gross profit, as a percentage of net sales, decreased to 46.8% from 47.4% in the prior year quarter. This decrease is attributable to 30 basis points of lower merchandise margin and 30 basis points deleveraging of occupancy costs. The decrease in merchandise margin was primarily attributable to a sales mix change to lower margin categories.

Selling, general and administrative expenses (“SG&A”) increased 5% to $36.8 million from $35.1 million in the prior year quarter. The increase in SG&A is primarily due to increased corporate and boutique payroll, to support the larger boutique base and strategic initiatives, as well as an increase in marketing and depreciation expenses. The increase in marketing expense was due to implementation of new marketing initiatives, while the higher depreciation was due to continuing investments in technology and infrastructure. These changes were partially offset by a $2.0 million net benefit associated with the previously announced resignation of our prior Chairman, President and Chief Executive Officer, which consisted of $2.6 million reversal of previously accrued stock-based compensation expense related to the forfeiture of unvested awards and $0.6 million of professional expenses related to the search process.

Income from operations was $17.1 million, or 14.9% of net sales, compared to $15.2 million, or 14.3% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $26.0 million compared to $48.8 million at the end of the comparable prior year quarter. During the second quarter, we repurchased 2.3 million shares of our common stock at a cost of $27.0 million.

We ended the quarter with $32.7 million of inventory on hand compared to $33.6 million at the end of the comparable prior year period. Average ending inventory per boutique decreased by 9% versus the comparable prior year period.

THIRD QUARTER AND FISCAL YEAR 2016 GUIDANCE

For the third quarter ending October 29, 2016, net sales are expected to be in the range of $114 million to $118 million; assuming a mid-single digit increase in comparable sales compared to the prior year increase of 4%. The Company plans to open 14 to 20 new boutiques and close one to three boutiques during the third quarter. Diluted earnings per share are expected to be in the range of $0.16 to $0.19.

For the full year ending January 28, 2017, we now expect net sales to be in the range of $473 million to $488 million; assuming a low-single digit decrease to a low single-digit increase in comparable sales compared to the prior year increase of 3%. The Company expects to open 55 to 65 boutiques and close six to ten underperforming boutiques in fiscal year 2016 compared to 83 new boutiques opened and six boutiques closed in fiscal year 2015. Diluted earnings per share are now expected to be in the range of $0.96 to $1.03, which includes a $0.03 per share benefit associated with the previously announced resignation of our Chairman, President and Chief Executive Officer. The number of average diluted shares for the full year assumed in guidance is 38.6 million shares. The effective tax rate is estimated to be 37.8%.

Capital expenditures for fiscal year 2016 are expected to be in the range of $28.0 million to $31.0 million.

Conference Call Information

A conference call to discuss the second quarter fiscal year 2016 results is scheduled for September 7, 2016, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of our website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until September 14, 2016. To access the telephone replay, listeners should dial 1-877-870-5176. The access code for the replay is 8230219. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source; distribute additional merchandise quantities necessary to support our growth; and our ability to attract and integrate a new President and Chief Executive Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on March 25, 2016 and our Quarterly Report on Form 10-Q for the quarter ended April 30, 2016 filed with the SEC on June 9, 2016, as well as any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 656 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	July 30, 2016		August 1, 2015		Variance
	In USD	As a % of Net Sales (1)	In USD	As a % of Net Sales (1)	In USD	%	Basis Points
Net sales	$115,260	100.0%	$106,033	100.0%	$9,227	9%	-
Cost of goods sold and occupancy costs	61,323	53.2%	55,725	52.6%	5,598	10%	60
Gross profit	53,937	46.8%	50,308	47.4%	3,629	7%	(60)
Selling, general and administrative expenses	36,815	31.9%	35,133	33.1%	1,682	5%	(120)
Income from operations	17,122	14.9%	15,175	14.3%	1,947	13%	60
Interest expense	(113)	(0.1)%	(112)	(0.1)%	(1)	(1)%	-
Other income (expense)	39	0.0%	(54)	(0.1)%	93	172%	10
Income before income tax expense	17,048	14.8%	15,009	14.2%	2,039	14%	60
Income tax expense	6,457	5.6%	5,705	5.4%	752	13%	20
Net income	$10,591	9.2%	$9,304	8.8%	$1,287	14%	40

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.27		$0.22
Weighted average diluted share count	38,755		42,433

Comparable sales change	0%		(4)%

	Twenty-Six Weeks Ended
	July 30, 2016		August 1, 2015		Variance
	In USD	As a % of Net Sales (1)	In USD	As a % of Net Sales (1)	In USD	%	Basis Points
Net sales	$221,373	100.0%	$201,044	100.0%	$20,329	10%	-
Cost of goods sold and occupancy costs	118,306	53.4%	105,843	52.6%	12,463	12%	80
Gross profit	103,067	46.6%	95,201	47.4%	7,866	8%	(80)
Selling, general and administrative expenses	74,481	33.6%	68,136	33.9%	6,345	9%	(30)
Income from operations	28,586	12.9%	27,065	13.5%	1,521	6%	(60)
Interest expense	(222)	(0.1)%	(222)	(0.1)%	-	-	-
Other income (expense)	39	0.0%	(120)	(0.1)%	159	132%	10
Income before income tax expense	28,403	12.8%	26,723	13.3%	1,680	6%	(50)
Income tax expense	10,731	4.8%	10,178	5.1%	553	5%	(30)
Net income	$17,672	8.0%	$16,545	8.2%	$1,127	7%	(20)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.45		$0.39
Weighted average diluted share count	39,580		42,425

Comparable sales change	1%		(3)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$26,021	$56,224	$48,840
Accounts receivable	10,791	9,580	9,061
Inventories	32,667	31,541	33,642
Deferred income taxes	6,728	6,411	5,537
Prepaid expenses and other current assets	6,715	7,013	5,915
Total current assets	82,922	110,769	102,995
Property and equipment, net	80,225	77,894	80,176
Deferred income taxes	4,640	3,847	5,426
Other assets, net	1,296	1,067	1,677
TOTAL ASSETS	$169,083	$193,577	$190,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,620	$14,305	$13,301
Accrued liabilities	14,327	16,328	13,465
Total current liabilities	30,947	30,633	26,766
Landlord incentives and deferred rent	38,673	36,552	37,404
Total liabilities	69,620	67,185	64,170

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 45.9 million, 45.9 million and 45.5 million shares issued at July 30, 2016, January 30, 2016 and August 1, 2015, respectively.	459	459	455
Additional paid-in capital	106,916	107,693	105,843
Retained earnings	119,228	101,556	79,949
Treasury stock, at cost – 8.0 million, 4.8 million and 3.2 million shares at July 30, 2016, January 30, 2016 and August 1, 2015, respectively.	(127,140)	(83,316)	(60,143)
Total stockholders’ equity	99,463	126,392	126,104
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$169,083	$193,577	$190,274

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015
Cash Flows Provided by Operating Activities:
Net income	$17,672	$16,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,482	8,000
Stock-based compensation expense	(857)	1,591
Excess tax benefit from stock-based compensation	(6)	(61)
Loss on sale of assets	155	282
Deferred income taxes	(1,315)	(3,940)
Changes in operating assets and liabilities:
Accounts receivable	(1,205)	3,279
Inventories	(1,126)	(9,841)
Prepaid expenses and other assets	(55)	86
Accounts payable	2,599	2,466
Accrued liabilities	(2,001)	1,561
Landlord incentives and deferred rent	2,121	4,527
Net cash provided by operating activities	25,464	24,495

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(11,149)	(14,959)
Other	8	3
Net cash used in investing activities	(11,141)	(14,956)

Cash Flows (Used in) Provided by Financing Activities:
Proceeds from the exercise of stock options	280	169
Excess tax benefit from stock-based compensation	6	61
Repurchases of common stock	(44,812)	-
Net cash (used in) provided by financing activities	(44,526)	230

Net (decrease) increase in cash and cash equivalents	(30,203)	9,769
Cash and cash equivalents, beginning of year	56,224	39,071
Cash and cash equivalents, end of period	$26,021	$48,840

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$9,175	$8,335
Interest paid	$95	$94

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended		Variance
	July 30, 2016	August 1, 2015	In Dollars	%
	(in thousands, except percentages)
Apparel	$61,081	$56,441	$4,640	8%
Jewelry	25,368	23,442	1,926	8%
Accessories	15,136	14,537	599	4%
Gifts	13,209	11,069	2,140	19%
Merchandise Sales	114,794	105,489	9,305	9%
Others(1)	466	544	(78)	(14)%
Net sales	$115,260	$106,033	$9,227	9%
(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2016	FY 2015	FY 2014
Q1	2%	(2)%	(7)%
Q2	0%	(4)%	(7)%
Q3		4%	(6)%
Q4		11%	1%
Fiscal year		3%	(5)%

Boutique Count

	Twenty-Six Weeks Ended July 30, 2016	Fiscal Year Ended January 30, 2016	Twenty-Six Weeks Ended August 1, 2015
Number of boutiques open at the beginning of period	616	539	539
Boutiques added	41	83	69
Boutiques closed	(5)	(6)	-
Number of boutiques open at the end of period	652	616	608